Exhibit 5.1

May 17, 2023

InspireMD, Inc.

4 Menorat Hamaor St.

Tel Aviv, Israel 6744832

Re:	InspireMD, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the registration of up to 12,107,843 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 11,765,913 shares of Common Stock issuable pursuant to the InspireMD, Inc. 2021 Equity Compensation Plan (the “Plan”), (ii) 256,450 shares of restricted stock granted as an inducement award made on terms and conditions consistent with the Plan, and (iii) 85,480 shares of common stock issuable pursuant to stock option awards granted as an inducement award made on terms and conditions consistent with the Plan.

We have examined: (i) the Registration Statement; (ii) the Form of Inducement Restricted Stock Award Agreement, (iii) the Form of Inducement Nonqualified Stock Option Agreement; (iv) the Company’s Amended and Restated Certificate of Incorporation, as amended to date; (v) the Company’s Amended and Restated By-Laws; (vi) the Plan, (vii) certain resolutions of the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Shares and related matters, and (viii) the corporate proceedings relating to the registration of the Shares pursuant to the Plan.

In addition to the examination outlined above, we have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such additional facts as we deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

We have also assumed that, at the time of the issuance of the Shares: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective, (ii) no stop order of the Commission preventing or suspending the use of the prospectus described in the Registration Statement will have been issued, (iii) the prospectus described in the Registration Statement and any required prospectus supplement will have been delivered to the recipient of the Shares as required in accordance with applicable law, (iv) the resolutions of the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company referred to above will not have been modified or rescinded, (v) the Company will receive consideration for the issuance of the Shares required by the Plan and that is at least equal to the par value of the Common Stock, (vi) all requirements of the Delaware General Corporation Law, the Amended and Restated Certificate of Incorporation, as amended to date, and the Amended and Restated By-Laws will be complied with when the Shares are issued, (vii) sufficient shares of Common Stock will be authorized for issuance under the Amended and Restated Certificate of Incorporation of the Company, as amended to date, that have not otherwise been issued or reserved for issuance and (viii) neither the issuance nor sale of the Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based on the foregoing, we are of the opinion that the Shares that constitute original issuance shares will be validly issued, fully paid and nonassessable by the Company when the issuance of such Shares has been duly and validly approved by the board of directors of the Company and such Shares have been delivered in accordance with the Plan.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, as currently in effect.

We consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP
Greenberg Traurig, LLP